EXHIBIT 99.1

SUMR Brands Reports 2021 Second Quarter Results

Supply Chain Challenges Remain; Top Line Outlook Improving;

Strong Demand for Products Continues

WOONSOCKET, R.I., Aug. 16, 2021 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal second quarter ended July 3, 2021.

Recent Highlights

  Net sales were $30.6 million in the second quarter versus $38.2 million in the prior-year period, with lower revenue reflecting global supply chain constraints and logistical issues that resulted in missed shipment opportunities even as customer demand remained strong
  Aggregate SG&A declined to $9.2 million in the quarter compared to $10.5 million in last year’s comparable period, principally reflecting the decline in sales combined with lower coop advertising costs associated with a shift to more direct import sales
  SUMR Brands posted net income for the second quarter of $1.4 million, or $0.62 per share, versus net income of $1.3 million, or $0.61 per share, in the prior-year period; the 2021 results reflect lower SG&A and a decline in interest expense as well as a $2.0 million benefit from the forgiveness of a US Paycheck Protection Program (“PPP”) loan
  Second quarter Adjusted EBITDA was $3.5 million versus $2.1 million in the fiscal 2021 first quarter and $4.3 million in the fiscal 2020 second quarter, and the Company generated $2.2 million of operating cash

“The second quarter, like the first, was once again plagued by industrywide container bottlenecks, general shipping constraints, and supply chain inefficiencies, impacting our ability to meet strong consumer demand,” said Stuart Noyes, CEO. “While we now have a solid array of products, many with enviable brand loyalty, the current environment remains challenging in terms of both top line results and underlying profitability. If it weren’t for such supply chain issues, SUMR Brands would likely have shown revenue growth across all core product categories along with improved bottom line performance. In addition, even with these challenges, we were able to post Adjusted EBITDA of $3.5 million – 11.3% of sales – and make headway towards launching a natural extension into pet categories in areas where we dominate, such as gates, playards, and certain other products.

“We are cautiously optimistic about improving fundamentals in the third quarter, albeit in small increments; inventory availability is expected to get better given current order trends. This makes us more confident about supporting higher sales going forward, although shipping costs will likely continue negatively impacting gross margins for the foreseeable future. We are doing everything possible to mitigate these circumstances, accelerate product throughput, and get our goods in the hands of consumers.”

Second Quarter Results

Net sales for the three months ended July 3, 2021 were $30.6 million compared with $38.2 million for the three months ended June 27, 2020. The Company’s lower revenue reflects continued logistical challenges across the global supply chain, resulting in missed shipment opportunities even as demand remained strong. Sales rose double-digits across certain categories – including soothers, strollers, bath, and boosters – but this was more than offset by the Company’s inability to secure sufficient containers, thus preventing shipments to customers.

Gross profit for the second quarter of 2021 was $9.7 million versus $14.0 million in 2020, while gross margin was 31.6% versus 36.7% last year. The year-over-year margin decline reflects unfavorable product mix, as well as increases in transportation and raw material costs, and the fact that the second quarter of 2020 included a benefit of $1.8 million relating to tariff exclusions no longer in place.

Selling expense was $2.5 million in the second quarter of 2021 versus $3.7 million in 2020, and selling expense as a percent of net sales was 8.0% versus 9.8% last year. The decrease year-over-year and as a percent of sales was primarily due to the decline in sales and lower cooperative advertising costs resulting from a shift in the Company’s distribution model.

General and administrative expenses were $6.8 million in the second quarter of 2021, or 22.2% of net sales, versus $6.7 million in the first quarter of 2020, or 17.6% of net sales. The year-over-year change as a percent of sales reflects the decline in revenue during fiscal 2021. Interest expense was $0.3 million in the second quarter of 2021 versus $1.1 million in 2020, reflecting lower outstanding debt levels and more attractive interest rates following the Company’s refinancing of its credit facilities last year.

The Company reported net income of $1.4 million, or $0.62 per share, in the second quarter of 2021 compared with net income of $1.3 million, or $0.61 per share, in the prior-year period. The fiscal 2021 second quarter included a $2.0 million benefit from the forgiveness of a US Paycheck Protection Program (“PPP”) loan. The Company recorded a tax provision of $0.1 million in the fiscal 2021 second quarter versus a tax provision of $0.4 million in the comparable period of fiscal 2020.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the second quarter of 2021 was $3.5 million versus $4.3 million for the second quarter of 2020, and Adjusted EBITDA as a percent of net sales was 11.3% in 2021 versus 11.4% last year. Adjusted EBITDA in 2021 included the benefit from the forgiveness of the PPP loan and $0.8 million in bank permitted add-back charges compared with $0.7 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of July 3, 2021, the Company had approximately $0.5 million of cash and $27.8 million of bank debt compared with $0.5 million of cash and $30.9 million of bank debt as of January 2, 2021. Inventory as of July 3, 2021 was $18.2 million versus $25.1 million at the beginning of fiscal 2021, reflecting the aforementioned supply chain constraints. Trade receivables as of the end of the second quarter were $23.8 million compared with $26.0 million as of January 2, 2021, while accounts payable and accrued expenses were $26.2 million compared with $34.1 million at the beginning of fiscal 2021.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, August 17, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back, as permitted by the Company’s credit agreements and detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as permitted by the Company’s credit agreements, adjustments related to unamortized financing fees, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding new product offerings and the Company’s expectations for performance in the remainder of 2021, including inventory availability, sales, margins and its ability to mitigate the impact of current market conditions, including supply chain and logistics challenges. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the COVID-19 pandemic on the Company’s supply chain and consumer demand, U.S. operations and sales in the U.S.; the Company’s reliance on foreign suppliers and potential disruption in foreign markets in which it operates; potential global supply chain disruption and increased costs of freight and transportation; potential increases in the cost of raw materials used to manufacture the Company’s products; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreement and to maintain availability under its loan agreement; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

Net sales	$30,602	$38,214	$66,803	$78,552
Cost of goods sold	20,936	24,175	46,480	52,010
Gross profit	$9,666	$14,039	$20,323	$26,542
General and administrative expenses(1)	6,792	6,729	13,819	14,876
Selling expenses	2,456	3,738	4,863	7,182
Depreciation and amortization	560	813	1,120	1,780
Operating income	$(142)	$2,759	$521	$2,704
Interest expense	326	1,121	662	2,531
Gain from extinguishment of debt(2)	(1,972)	-	(1,972)	-
Income before taxes	$1,504	$1,638	$1,831	$173
Income tax provision	149	351	216	96
Net income	$1,355	$1,287	$1,615	$77

Net income per share:
BASIC	$0.63	$0.61	$0.75	$0.04
DILUTED	$0.62	$0.61	$0.75	$0.04

Weighted average shares outstanding:
BASIC	2,149,258	2,111,319	2,141,160	2,110,292
DILUTED	2,168,669	2,111,429	2,164,556	2,110,370

(1) Includes stock based compensation expense.
(2) Extinguishment of debt represents the benefit of the PPP Loan forgiveness granted during the three months ended July 3, 2021.

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

Reconciliation of Adjusted EBITDA
Net income (GAAP)	$1,355	$1,287	$1,615	$77
Plus: interest expense	326	1,121	662	2,531
Plus: provision for income taxes	149	351	216	96
Plus: depreciation and amortization	560	813	1,120	1,780
Plus: non-cash stock based compensation expense	273	41	266	31
Plus: permitted add-backs (a)	792	731	1,641	1,667
Adjusted EBITDA (Non-GAAP)	$3,455	$4,344	$5,520	$6,182

Reconciliation of Adjusted EPS
Net income (GAAP)	$1,355	$1,287	$1,615	$77
Plus: permitted add-backs(a)	792	731	1,641	1,667
Plus: unamortized financing fees(b)	-	-	-	266
Tax impact of items impacting comparability(c)	(222)	(205)	(459)	(541)
Adjusted net income (Non-GAAP)	$1,925	$1,813	$2,797	$1,469
Adjusted earnings per diluted share (Non-GAAP)	$0.89	$0.86	$1.29	$0.70

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended July 3, 2021 include special projects $557 ($156 tax impact), board fees $84 ($24 tax impact), non-cash rent expense $137 ($38 tax impact) and severance $14 ($4 tax impact). Permitted add-backs for the three months ended June 27, 2020 include special projects $654 ($183 tax impact) and board fees $77 ($22 tax impact). Permitted add-backs for the six months ended July 2, 2021 include special projects $1,211 ($339 tax impact), non-cash rent expense $209 ($58 tax impact) severance $68 ($19 tax impact), and board fees $153 ($43 tax impact). Permitted add-backs for the six months ended June 27, 2020 includes special projects $1,175 ($329 tax impact), severance $249 ($70 tax impact), board fees $160 ($45 tax impact) and restructuring costs $83 ($23 tax impact).
(b) Write off of unamortized financing costs associated with the reduction in Company's Bank of America credit facility, reflecting a $266 ($74 tax impact) charge for the three months ending March 28, 2020.
(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	July 3, 2021	January 2, 2021
	(unaudited)

Cash and cash equivalents	$457	$510
Trade receivables, net	23,805	25,995
Inventory, net	18,202	25,123
Property and equipment, net	4,304	4,789
Intangible assets, net	11,537	11,739
Right of use asset	15,754	3,625
Other assets	2,128	2,956
Total assets	$76,187	$74,737

Accounts payable	$21,084	$27,986
Accrued expenses	5,145	6,064
Lease liabilities, current	2,657	2,349
Current portion of long term debt	2,125	2,125
Long-term debt, less current portion(1)	24,511	27,536
Lease liabilities, noncurrent	13,480	1,493
Other liabilities(2)	107	2,064
Total liabilities	69,109	69,617

Total stockholders’ equity	7,078	5,120
Total liabilities and stockholders’ equity	$76,187	$74,737

(1) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,141 and $1,275 of unamortized financing fees in the periods ending July 3, 2021 and January 2, 2021, respectively.
(2) For the period ended January 2, 2021, Other liabilities include the long term portion of the PPP Loan of $1,760.